Exhibit 99.1

 Allegheny Technologies Announces 30% Dividend Increase, and Voluntary Pension
                                  Contribution

    PITTSBURGH--(BUSINESS WIRE)--Dec. 15, 2006--Allegheny Technologies Incorporated (NYSE:ATI) today announced actions designed to continue to increase shareholder value. The Board of Directors increased ATI's quarterly dividend by 30% to $0.13 per share. In addition, ATI made a voluntary contribution of $100 million to its U.S. defined benefit pension plan on November 30, 2006.

    "Our core growth markets remain strong, and we are well-positioned to achieve continued profitable growth in 2007 and beyond," said L. Patrick Hassey, Chairman, President, and Chief Executive Officer. "With a strong financial position and prospects for profitable growth, we are confident in ATI's ability to generate the cash flow necessary to self-fund ATI's proactive growth strategy, increase shareholder return, and improve ATI's balance sheet."

    The new quarterly dividend rate of $0.13 per share of common stock is payable on December 29, 2006, to stockholders of record at the close of business on December 22, 2006.

    This news release contains forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Allegheny Technologies' filings with the Securities and Exchange Commission.

    Building the World's Best Specialty Metals Company(TM)

    Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $4.4 billion during the most recent four quarters ending September 30, 2006. ATI has approximately 9,300 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, grain-oriented silicon electrical steel and tool steels, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.

    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004